EXHIBIT 32

CERTIFICATION

Each of the undersigned hereby certifies in his capacity as an officer of Heritage Financial Group, Inc. (the "Company") that the Quarterly Report of the Company on Form 10-Q for the period ended March 31, 2012 fully complies with the requirements of Section 13(a) of the Securities Exchange Act of 1934, as amended, and that the information contained in such report fairly presents, in all material respects, the consolidated financial condition of the Company as the end of such period dates and the consolidated results of operations of the Company for such period.

Date: May 10, 2012	By:	/s/ O. Leonard Dorminey
O. Leonard Dorminey
President and Chief Executive Officer
(Principal Executive Officer)

Date: May 10, 2012	By:	/s/ T. Heath Fountain
T. Heath Fountain
Executive Vice President,
Chief Administrative Officer and
Chief Financial Officer
(Principal Financial and Accounting Officer)